EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We consent to the reference to our firm under the caption "Experts" in Amendement No.1 to the Registration Statement (Form S-3 No. 333-23467) and related Prospectus of The National Registry Inc. for the registration of 6,903,055 shares of its common stock and to the incorporation by reference therein of our report dated March 4, 1997, with respect to the financial statements of The National Registry Inc. included in its Annual Report on Form 10-K, as amended by Form 10-K/A on April 30, 1997, for the year ended December 31, 1996 filed with the Securities and Exchange Commission.





Tampa, Florida
May 16, 1997

                                Ernst & Young LLP